Exhibit 10.2

Execution Version

ROCKWOOD HOLDINGS, INC.
MARKET STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of [DATE] (the “Grant Date”) between Rockwood Holdings, Inc., a Delaware corporation (hereinafter called the “Company”), and [NAME], an employee of the Company or an Affiliate, hereinafter referred to as the “Employee”.  For purposes of this Agreement, capitalized terms not otherwise defined above or below, or in the Plan, shall have the meanings set forth in Appendix A attached to this Agreement and incorporated by reference herein.

WHEREAS, the Company desires to grant the Employee market stock unit awards as provided for hereunder (the “Market Stock Unit Awards”), ultimately payable in shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to the 2009 Stock Incentive Plan for Rockwood Holdings, Inc. and Subsidiaries (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the committee of the Company’s Board appointed to administer the Plan (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the shares of Common Stock that may be issued hereunder to the Employee as an incentive for increased efforts during his term of office with the Company or an Affiliate, and has advised the Company thereof and instructed the undersigned officers to grant said Market Stock Unit Awards.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Grant of the Market Stock Units.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee the opportunity to vest in MSUs, which shall vest in accordance with Section 2 herein up to [150% of Target MSU Award] MSUs (the “Maximum MSU Award”), of which [Number of Target MSUs] MSUs represent your “Target MSU Award.”(1)  An “MSU” represents the right to receive one share of Common Stock.  The MSUs shall vest and become nonforfeitable in accordance with Section 2 hereof.

(1)  Target MSU Award will be based on the desired grant value divided by the product of (i) the average closing stock price for the 20 trading days leading up to and including the grant date and (2) the value of each MSU as a percentage of the closing stock price on the grant date.

2.             Vesting.

(a)           Performance-Based MSUs.  The vesting of the MSUs shall be subject to the satisfaction of the conditions set forth in both subsection (i)(A), (B) or (C), as applicable, and subsection (ii) of this Section 2(a):

(i)            Service Vesting Requirement.

(A)          Unless otherwise provided in this Agreement, so long as the Employee continues to be employed by the Company or its Subsidiaries through January 1, 2014 (the “Vesting Date”), the Employee shall, on the Vesting Date, vest in a number of MSUs (not to exceed the number of MSUs provided as the Maximum MSU Award set forth in Section 1 above) determined based on the formulas set forth in Section 2(a)(ii) below.

(B)           If, prior to the Vesting Date (and absent the occurrence of any Change in Control), the Employee’s employment with Company and its Subsidiaries is terminated for any reason (other than due to the Employee’s death, Disability or Retirement), then the MSUs shall be forfeited by the Employee without consideration as of such termination date and this Agreement shall terminate without payment in respect thereof.  Notwithstanding the previous sentence, if, prior to the Vesting Date (and absent the occurrence of any Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries other than for Cause, then the Committee has the sole discretion to elect whether this Agreement will remain outstanding and, as of the Vesting Date, whether the Employee will become entitled to receive a distribution of a number of shares of Common Stock equal to the product of (x) the number of MSUs in which the Employee would have become vested pursuant to Section 2(a)(ii) below, if the Employee had remained employed with the Company or a Subsidiary through the Vesting Date, and (y) a fraction, the numerator of which is equal to the number of days between (and including) the Grant Date and the date such employment so terminates, and the denominator of which is equal to 1097 (such fraction, the “Proration Factor”) (such shares, the “Prorated MSU Shares”).

(C)           If, during the Award Period (and absent the occurrence of any Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Employee due to the Employee’s death, Disability or Retirement, then this Agreement shall remain outstanding and, as of the Vesting Date, the Employee shall become entitled to receive a distribution of Prorated MSU Shares (determined based on the formula set forth in Section 2(a)(i)(B) above); provided that, in the event of a termination by the Employee due to Retirement, the distribution of Prorated MSU Shares are conditioned upon compliance with any non-compete, non-solicitation, non-disclosure and non-disparagement restrictions in any agreement  or policy with the Company or its Affiliates during the remaining portion of the Award Period and violation of any such restrictions shall result in immediate forfeiture of the entire amount of Prorated MSU Shares.

(ii)           Performance Vesting Requirement.

(A)          The MSUs shall, so long as the Employee remains employed with the Company or its Subsidiaries through the Vesting Date (or the provisions of Section 2(a)(i)(B) or

(C) otherwise apply), vest on the Vesting Date as to a number of shares of Common Stock equal to: the product of  (x) the Target MSU Award and (y) the Stock Price Multiplier, provided that, no MSUs shall be earned if the Ending Stock Price is less than fifty percent (50%) of the Beginning Stock Price.

(B)           Whether and to what extent the MSUs shall vest shall be determined by the Committee at its first meeting following the end of the Award Period (which shall occur in no event later than 75 days after the end of the calendar year in which the Award Period ends (i.e., by no later than March 15, 2014)), upon the Committee’s certification of achievement of the applicable performance goals set forth in Section 2(a)(ii)(A) above.

(iii)          Settlement of MSUs.  Promptly after the Vesting Date (but in no event later than 75 days after the end of the calendar year in which the Award Period ends (i.e., by no later than March 15, 2014)) the Company shall distribute to the Employee a number of shares of Common Stock equal to the number of MSUs that become vested in accordance with Section 2(a) hereof.  Any number of MSUs that do not become vested in accordance with Section 2(a) hereof (to the extent not already previously forfeited pursuant to Section 2(a)(i)(B) or (C) above) shall, effective as of the Vesting Date, be forfeited by the Employee without consideration and this Agreement shall terminate without payment in respect thereof.

(b)           Effect of Change in Control. Notwithstanding anything set forth in Section 2(a) above, if there occurs a Change in Control, the following rules shall apply with respect to the MSUs granted hereunder in lieu of the provisions of Section 2(a) above:

(i)            Unless otherwise determined by the Committee, if a Change in Control occurs prior to the Vesting Date, and the Employee is still employed with the Company or its Subsidiaries upon the occurrence of such Change in Control, then this Market Stock Unit Award shall be converted into a right to receive a cash payment equal to the sum of (x) the product of (1) the Target MSU Award, (2) the Stock Price Multiplier and (3) the CIC Per Share Price (such product of clauses (1), (2) and (3), the “CIC Cash Value”) and (y) an amount equal to the interest on the CIC Cash Value accrued at a rate equal to LIBOR plus 2.0% per annum, computed on the basis of a year of 364 days, calculated daily for each day following the closing date of the Change in Control transaction through the date immediately preceding the date on which such cash payment becomes vested (the sum of clauses (x) and (y), the “CIC Settlement Amount”).  The Employee shall become 100% vested in the CIC Settlement Amount on the Vesting Date, so long as the Employee remains employed with the Company, any subsidiary or successor or acquirer thereof (or any of its affiliates) in the Change in Control through the Vesting Date, subject to the provisions of Section 2(b)(ii) below.  The CIC Settlement Amount shall be paid to the Employee within ten (10) business days after the Vesting Date.

(ii)           Notwithstanding Section 2(b)(i) above, if the Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries other than for Cause or by the Employee for Good Reason during the twenty-four (24) month period following the Change in Control (or if earlier, prior to the Vesting Date), the Employee shall be immediately vest in the right to receive the CIC Settlement Amount, and the Employee shall receive payment of the CIC Settlement Amount within ten (10) business days following such termination date.

3.             Dividend Equivalents.  With respect to each cash dividend or distribution (if any) paid with respect to Common Stock to holders of record on and after the Grant Date, a number of shares of Common Stock shall be accrued on the books and records of the Company, in an amount equal to the quotient of (a) the product of (i) the amount of such dividend or distribution paid with respect to one share of Common Stock, multiplied by (ii) the number of vested MSUs (if any) granted hereunder then held by the Employee, divided by (b) the Fair Market Value on the applicable dividend record date.  At such time(s) thereafter as the Employee receives a distribution of shares of Common Stock in respect of his or her vested MSUs granted hereunder pursuant to the applicable provision of Section 2 above, the Company shall also distribute to the Employee such number of shares of Common Stock accrued under this Section 3 that relate to the vested MSUs in respect of which such distribution of shares is otherwise being made.  In the event of any stock dividend, the provisions of Section 9 of the Plan shall apply to this Market Stock Unit Award.

4.             Limitation on Obligations.  The Company’s obligation with respect to the MSUs  granted hereunder is limited solely to the delivery to the Employee of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation, except as otherwise expressly provided for herein.  This Market Stock Unit Award shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

5.             Rights as a Stockholder.  The Employee shall not have any rights of a common stockholder of the Company unless and until the Employee becomes entitled to receive the shares of Common Stock pursuant to Section 2 above.  As soon as practicable following the date that the Employee receives the shares of Common Stock pursuant to Section 2, certificates for the Common Stock shall be delivered to the Employee or to the Employee’s legal guardian or representative.

6.             Transferability.  The MSUs shall not be subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any such awards to be so subjected shall not be recognized.  The shares of Common Stock acquired by the Employee pursuant to Section 2 of this Agreement may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with applicable securities laws.

7.             Purchaser’s Employment by the Company.   Nothing contained in this Agreement obligates the Company or any Subsidiary to employ the Employee in any capacity whatsoever or prohibits or restricts the Company (or any Subsidiary) from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, with or without Cause, and the Employee hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company or any Affiliate thereof. No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company unless provided otherwise in such other plan.

8.             Change in Capitalization.  Except as provided in Section 2(b) above, in the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, Change in Control, or similar event, the provisions of Section 8 of the Plan shall govern the treatment of this Market Stock Unit Award.

9.             Withholding.   It shall be a condition of the obligation of the Company upon delivery of Common Stock or cash, as applicable, to the Employee pursuant to Section 2 above that the Employee pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Common Stock or cash, as applicable.  The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Common Stock or cash, as applicable, otherwise deliverable to the Employee hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Employee), to satisfy the obligations for payment of the minimum amount of any such taxes.  In addition, if the Company’s accountants determine that there would be no adverse accounting implications to the Company, the Employee may be permitted to elect to use Common Stock otherwise deliverable to the Employee hereunder to satisfy any such obligations, subject to such procedures as the Company’s accountants may require.  The Employee is hereby advised to seek his own tax counsel regarding the taxation of the grant of MSUs made hereunder.

10.           Securities Laws.  Upon the delivery of any Common Stock to the Employee, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The delivery of the Common Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

11.           Clawback.  The Committee in its sole discretion may impose on the MSUs provided for in this Agreement, either through an amendment to the Plan or through a policy that upon adoption by the Committee will be incorporated into this Agreement by reference effective as of the date of such adoption, that the Employee’s rights, payments, and benefits with respect to this Agreement shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions provided in this Agreement, as required by applicable law. Such events may include, but shall not be limited to, a restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

12.           Section 409A of the Code.  In the event that it is reasonably determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that the Employee is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, the Company shall, in lieu of providing such benefit when otherwise due under this

Agreement, instead provide such benefit on the first day on which such provision would not result in the Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Employee is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), shall, in the event the benefit to be provided is due to the Employee’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its Subsidiaries, be the first day following the six-month period beginning on the date of such separation from service.

13.           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service

14.           Governing Law.  The laws of the State of Delaware (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

15.           Market Stock Unit Award Subject to Plan.   The Market Stock Unit Award shall be subject to all applicable terms and provisions of the Plan, to the extent applicable to the Common Stock. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

16.           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date hereof.

ROCKWOOD HOLDINGS, INC.

By:
Name:
Title:

EMPLOYEE

[NAME]

Appendix A

Definitions

“Award Period” shall mean the three year period beginning on January 1, 2011 and ending on December 31, 2013.

“Beginning Stock Price” shall mean the average closing price per share of Common Stock for the sixty (60) trading day period ending immediately prior to January 1, 2011.

“Cause” shall mean (i) the Employee’s willful and continued failure to perform duties, which are within the control of the Employee and consistent with such Employee’s title and position, that is not cured within 15 days following written notice of such failure, (ii) the Employee’s conviction of or plea of guilty or no contest to a (x) felony or (y) crime involving moral turpitude, (iii) the Employee’s willful malfeasance or misconduct which is injurious to the Company or its Subsidiaries, other than in a manner that is insignificant or inconsequential, (iv) a breach by Employee of the material terms of any non-compete, non-solicitation or confidentiality covenants or agreements by which the Employee may be bound, following notice of such breach (which notice may be oral or written) or (v) any violation by the Employee of any material written Company policy after written notice of such breach, if such violation is shown by the Company to be reasonably expected to result in material injury to the business, reputation or financial condition of the Company.

“Change in Control” shall mean the earliest to occur of the following:

(i)            any Person (which term shall mean any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding Voting Securities (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors) other than through the purchase of Voting Securities directly from the Company through a private placement;

(ii)           individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board;

(iii)          a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company is consummated, unless, immediately following such transaction, 50.1% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 50.1% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding Voting Securities immediately prior to the transaction); or

(iv)          all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless such transaction or occurrence constitutes a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code.

“CIC Per Share Price” shall mean the price per share paid for one share of Common Stock in the Change in Control transaction (with the value of any security that is paid as consideration in the Change in Control determined by the Committee as of the date of such Change in Control).

“Disability” shall mean a determination, made at the request of the Employee or upon the reasonable request of the Company set forth in a notice to the Employee, by a physician selected by the Company and the Employee, that the Employee is unable to perform his duties as an employee of the Company or its Subsidiaries and in all reasonable medical likelihood such inability will continue for a period in excess of 180 consecutive days.

“Ending Stock Price” shall mean the average closing price per share of Common Stock for the sixty (60) trading day period ending immediately prior to January 1, 2014; except that in the event of a Change in Control, for purposes of determining the Stock Price Multiplier, the Ending Stock Price shall be the CIC Per Share Price.

“Good Reason” shall mean without the Employee’s consent, (i) a reduction in the Employee’s base salary or annual bonus opportunity (other than a reduction in base salary that is offset by an increase in bonus opportunity upon the attainment of reasonable financial targets, which reduction may not exceed 10% of the Employee’s base salary in any 12 month period), (ii) a substantial reduction in the Employee’s duties and responsibilities, which continues beyond 15 days after written notice by the Employee to the Company of such reduction, (iii) the elimination or reduction of the Employee’s eligibility to participate in the Company’s benefit programs that is inconsistent with the eligibility of similarly situated employees of the Company to participate therein, (iv) a transfer of the Employee’s primary workplace by more than 35 miles from the current workplace, (v) any serious chronic mental or physical illness of an immediate family member that requires the Employee to terminate his or her employment with Company because of a substantial interference with his or her duties at the Company or (vi) any failure by the Company to pay when due any payment owed to the Employee within 15 days after the date such payment becomes due.  In order for Employee to resign pursuant to this definition of “Good

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Reason”, Employee shall have first given written notice of the alleged defect within thirty (30) business days of the event giving rise to such claim of Good Reason, and the same shall not have been cured (if capable of cure) within thirty (30) business days of such written notice.

“LIBOR” shall mean the three-month London interbank offered rate as published in the Wall Street Journal on the business day following the closing date of the Change in Control transaction and each anniversary thereafter.

“Retirement” shall mean retirement at age 62 or over (or such other age as may be approved by the Board of Directors) after having been employed by the Company or a Subsidiary for at least ten years.

“Stock Price Multiplier” shall mean the quotient of (x) the Ending Stock Price, divided by (y) the Beginning Stock Price.

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